Exhibit 10.1

Dated May 25, 2021

SHARE SALE AND PURCHASE AGREEMENT

between

Gameday Group Plc

(as Seller)

and

Esports Entertainment Group, Inc

(as Purchaser)

TABLE OF CONTENTS

1	BACKGROUND	3

2	DEFINITIONS	4

3	SALE AND PURCHASE	9

4	PURCHASE PRICE	9

5	ADDITIONAL CONSIDERATION	10

6	SHARE CONSIDERATION	11

7.	PRE-CLOSING	11

8	CLOSING	13

9	POST CLOSING	14

10	DUE DILIGENCE	17

11	WARRANTIES OF THE SELLER	17

12	WARRANTIES OF THE PURCHASER	22

13	NON-COMPETE	22

14.	INDEMNIFICATION	23

15	LIMITATION OF LIABILITY	23

16	CONFIDENTIALLY AND ANNOUNCEMENTS	25

17	COSTS AND EXPENSES	25

18	ENTIRE AGREEMENT AND AMENDMENTS	26

19	NOTICES	26

20	ASSIGNMENTS	27

21	GOVERNING LAW AND DISPUTES	27

LIST OF SCHEDULES
Disclosure Schedule Schedule 1.ACC	Accounts of the Company

Schedule 1.ANN	Announcements

Schedule 1.ASS	Assets

Schedule 1.ATA	Form of Asset Transfer Agreements

Schedule 1.DRI	Data Room Information

Schedule 1.SA	Form of Services Agreement

Schedule 1.TLA	Form of Turnkey Agreement

Schedule 1.WLA	Form of White Label Agreement

Schedule 8.2	Form of Share Transfer Agreement

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This share sale and purchase agreement (the “Agreement”) is entered into on this day by and between:

(1)	Gameday Group Plc, reg. no. C 77333, a limited liability company incorporated in Malta, having its registered address at Level 1, Burlington Business Centre, Dragornara Road, St Julian’s, Malta (the “Seller”); and

(2)	Esports Entertainment Group, Inc, reg. no. E0473092008-2, a limited liability company incorporated in Nevada, USA having its registered address at 112 North Curry Street, Carson City, Nevada 89703-4934, USA (the “Purchaser”).

The Seller and the Purchaser are jointly referred to as the “Parties” and individually as a “Party”.

1	BACKGROUND

(A)	PROZONE LIMITED reg. no. C97366 is a limited liability company incorporated in Malta, having its registered address at Burlington Complex, Level 1,
Dragonara Road, Paceville, St. Julians STJ 3141, Malta (the “Company”).

(B)	The Seller owns (through its subsidiaries BG and TGS, each as defined below) certain business assets, as set out in Schedule 1.ASS, (the “Assets”) regarding the Bethard, Fastbet and Betive brands (the “Business”), including: (i) the brand name ‘Bethard’ (and, together with the Fastbet and Betive brands the “Brands”); (ii) domains relating to the Brands (the “Domains”); (iii) customer databases relating to the Brands (the “Customer Databases”); (iv) website content, materials and code pertaining to the Domains (or any part/s thereof) currently owned by the Seller’s Group (the “Front-End Code”); (v) certain licensee rights under an ambassador agreement originally entered into by Bethard Group Limited (C 69565) of Burlington Complex, Level 1, Dragonara Road, Paceville, St. Julians STJ 3141, Malta (“BG”) and Unknown AB (Registration No: 559064-1584) of Ostermalmstorg 1, 114 42 Stockholm Sweden (“Unknown”), dated 14 February 2018 (and amended on 26 February 2018 and on 16 March 2018), and thereafter assigned and novated by BG to Together Gaming Solutions p.l.c (C 72231) of Burlington Complex, Level 1, Dragonara Road, Paceville, St. Julians STJ 3141, Malta (“TGS”) on 30 April 2019 and subsequently amended on 27 March 2020, (the “Zlatan Agreement”); and (vi) B2C online gambling licenses in Sweden, Spain, Malta and Ireland (each a “License” and together the “Licenses”).

(C)	The Company shall prior to Closing (as defined below) enter into (i) an asset transfer agreement with each of BG and TGS, on the terms set out in Schedule 1.ATA, (the “Asset Transfer Agreements”), pursuant to which the Company will acquire, prior to Closing, full legal title and ownership of the Assets (with the exception of the Licences and the Zlatan Agreement) owned by each of BG and TGS, free and clear from any Encumbrances (as defined below); (ii) a white label platform licensing agreement with TGS for the Together Gaming Platform (the “Platform”) on the terms set out in Schedule 1.WLA, (the “White Label Agreement”) regarding the Business; (iii) a turnkey platform licensing agreement with the TGS for the Platform on the terms set out in Schedule 1.TLA, (the “Turnkey Agreement”); and (iv) a services agreement with BG for operational support services, on the terms set out in Schedule 1.SA, (the “Services Agreement”) (the “Pre-Closing Restructuring”).

(D)	Following Closing, the Seller shall procure that each of the Licences are transferred to the Company as soon as practicable, subject to such transfers being permitted under the relevant local regulations pertaining to the relevant Licence/s and provided that the Seller’s Group shall in any case obtain a new online gambling licence in the relevant jurisdiction prior to any such transfer (in order to enable the Seller’s Group to be able to continue to service its other B2B clients operating in such jurisdiction/s). Should it be determined (as set out in Section 9.2.3 below) that any or all of the Licences cannot be transferred in terms of the relevant local regulations, the Company shall instead apply for and acquire its own online gambling licence in the relevant jurisdiction/s at its own expense.

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(E)	The Company shall for a minimum period of 24 months from Closing operate the Domains utilizing the Platform, pursuant to the terms of the White Label Agreement and/or the Turnkey Agreement, where: (a) the White Label Agreement shall apply (and shall govern the Company’s relationship with TGS) in respect of the B2C services being offered (in relation to the Brands) in each jurisdiction in respect of which the Company has not yet acquired the relevant B2C online gambling license; (b) the Turnkey Agreement will begin to apply apply (and shall govern the Company’s relationship with TGS to the exclusion of the White Label Agreement) in respect of the B2C services being offered (in relation to the Brands) in each jurisdiction in respect of which the Company has acquired the relevant B2C online gambling license; and (c) the White Label Agreement shall automatically terminate (with the Turnkey Agreement to remain in force) once the Company has acquired all B2C online gambling licenses in Sweden, Spain, Malta and Ireland (in either manner set out in Section (D) above). After 24 months have passed from Closing, the Company shall be free to terminate the White Label Agreement and/or Turnkey Agreement (as applicable) and migrate the Domains and the Customer Databases to another platform of its choice.

(F)	The Seller shall, in accordance with and subject to the terms of Section 9.3 below, procure that the Zlatan Agreement (which is currently the subject of negotiation between TGS and Unknown) will be assigned and novated in favour of the Company pursuant to an assignement and novation agreement to be entered into between TGS, Unknown and the Company (the “Zlatan Agreement Assignment”).

(G)	The current issued share capital of the Company is EUR 1,200 divided into 1,200 shares of EUR 1 each, all of which are owned by the Seller. Following the Pre-Closing Restructuring but prior to Closing, the Seller intends to assume the Company’s payment obligations to BG and TGS under the Asset Transfer Agreements in consideration for receivables (of an aggregate amount that is equal to those payment obligations) due by the Company to the Seller in accordance with an assignment and novation agreement to be entered into between the Company, the Seller and BG and an assignment and novation agreement to be entered into between the Company, the Seller and TGS (the “Assignment and Novation Agreements”). These receivables will then be capitalised (i.e. converted into shares in the Company) and at which point the Company is expected to have an issued share capial of the EUR 25,101,200 divided into 25,101,200 shares of EUR 1 each (the “Shares”), all of which will be owned by the Seller.

(H)	The Parties intend that following the increase in the issued share capital of the Company as set out in Section (G) above, the Seller will sell all of the Shares to the Purchaser (the “Transaction”) on the Closing Date subject to the terms and conditions of this Agreement.

2	DEFINITIONS

2.1	For the purposes of this Agreement, the following terms shall have the following meanings:

“24-month anniversary” means the second-year anniversary of the Closing Date.

“Accounts” means the profit and loss statements of the Company for the period ending on the Balance Sheet Date, as set out in Schedule 1.ACC.

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“Additional Payment” means the additional consideration payable to the Seller by the Purchaser as set out in Section 5.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing

“Agreement” means this share sale and purchase agreement, including all schedules attached to it.

“Announcements” means the announcement of the Transaction that shall be published by each of the Parties (and by TGS) attached hereto as Schedule 1.ANN.

“Applicable Law” means, with respect to any Person, any federal, state, common, local, municipal, foreign or other law, constitution, treaty, convention, ordinance, code, rule, circular, guidance notes, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Assets” shall have the meaning set forth in Section (B).

“Asset Transfer Agreements” shall have the meaning set forth in Section (C).

“Assignement and Novation Agreements” shall have the meaning set forth in Section (G).

“Balance Sheet Date” means December 31, 2020.

“Brands” shall have the meaning set forth in Section (B).

“Business” shall have the meaning set forth in Section (B).

“Business Day” means a day when bank offices are open for general banking business in Malta (other than internet banking services only).

“Business IP” means all Intellectual Property comprised within the Assets.

“Claim” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel in relation to a Loss made by an Indemnitee against the Seller in relation to this Agreement.

“Closing” means the completion of all actions and the transactions (including the Transaction) required to take place at Closing on the Closing Date as set out in Section 8.

“Closing Date” means the day falling five Business Days after the Seller having issued the Seller’s Pre-Closing Restructuring Confirmation (or such other date as the Parties may agree on in writing).

“Closing Payment” means EUR 16,000,000.

“Company” shall have the meaning set forth in Section (A).

“Contract” means any contract, agreement, indenture, note, bond, loan, license, instrument, lease, commitment, plan or other arrangement, whether oral or written.

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“Customer” means a registered user of any website offered via the Platform pursuant to the White Label Agreement or the Turnkey Agreement.

“Customer Databases” shall have the meaning set forth in Section (B).

“Data Room Information” means the due diligence information that has been made available to the Purchaser and its advisors in a virtual data room prior to signing of this Agreement, the contents whereof are provided on the USB attached hereto as Schedule 1.DRI, which has been sent to the Purchaser by registered courier prior to or on the date of signing of this Agreement.

“Disclosure Schedule” means the disclosure schedule regarding this Agreement that has been provided by the Seller to Purchaser and dated the date of this Agreement.

“Domains” shall have the meaning set forth in Section (B).

“Due Diligence” shall have the meaning set forth in Section 10.

“Encumbrance” means any claim, mortgage, lien, charge, pledge, option, retention of title, equity, hypothecation, right of pre-emption, right of first refusal or other security interest or any other restriction or right exercisable by, or in favour of, any third party (or an agreement or commitment to create any).

“Front-End Code” shall have the meaning set forth in Section (B).

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, national or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal and including any arbitrator and arbitration panel).

“Indemnitees” means the Purchaser and the Purchaser’s current and future Affiliates (including the Company); provided, however, that neither the Seller nor their stockholders shall be deemed to be “Indemnitees.”

“Indebtedness” means the aggregate principal amount of, and accrued interest on, funds borrowed from third parties (including any utilised overdraft facility).

“Intellectual Property” means trademarks, trade names, domain names, logos, patents, inventions, registered and unregistered design rights, copyrights, moral rights, database rights, inventions, processes, logos, emblems, rights to use (and protect the confidentiality of) confidential information (including know-how) and all other intellectual or industrial proprietary rights, and similar property rights of whatever nature and in each case, whether or not registered and including applications for, and renewals or extensions of such rights and all similar or equivalent rights or forms of protection which subsist or will subsist in the future in any part of the world.

“Licenses” shall have the meaning set forth in Section (B).

“Loss” includes any direct loss, damage, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, reasonable attorney fees as determined by a court or tribunal charge, reasonable cost (including reasonable costs of investigation) and any fees, charges, costs and expenses associated with any Claim commenced by any Indemnitee for the purpose of enforcing any of its rights under this Agreement), but excluding punitive damages and consequential loss, other than as owed to a third party.

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“Material Adverse Effect” means any event, change, development or state of facts (each an “Effect”) that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, operations or financial condition of the Company, taken as a whole; provided, however, that no event, change, development or state of facts (i) relating to the United States or foreign economies or securities or financial markets in general, (ii) resulting from industry-wide developments in the industry in which the Company operates, (iii) arising in connection with earthquakes, global pandemics, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, whether arising before, on or after the date hereof, (iv) resulting from any change in Applicable Law; provided that, in the case of clauses (i), (ii), (iii) or (iv), only to the extent such Effects do not, individually or in the aggregate, have a disproportionate impact on the Company relative to other Persons in similar businesses, shall, in each case, be deemed in themselves, to constitute a Material Adverse Effect.

“Material Agreements” means the Asset Transfer Agreements, Services Agreement, Turnkey Agreement and the White Label Agreement.

“Net Gaming Revenue” means the net gaming revenue derived from Customers as defined under the White Label Agreement and the Turnkey Agreement, as applicable.

“Party” and “Parties” shall have the meaning set forth in the introductory section of this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Platform” shall have the meaning set forth in Section (C).

“Pre-Closing Restructuring” shall have the meaning set forth in Section (C).

“Purchase Price” means together the Closing Payment, Additional Payment and Share Consideration.

“Purchaser” shall have the meaning set forth in the introductory section of this Agreement.

“Relevant Period” means the period from the Closing Date until and including the 24-month anniversary.

“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“Seller” shall have the meaning set forth in the introductory section of this Agreement.

“Seller’s Account” means the bank account held by the Seller, as notified by the Seller to the Purchaser not later than three Business Days prior to the Closing Date.

“Seller’s Group” means the Seller and any of its Affiliates.

“Seller’s Knowledge” means the actual knowledge of Edward Licari and Erik Skarp as of the date hereof.

“Seller’s Pre-Closing Restructuring Confirmation” shall have the meaning set forth in Section 7.1.

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“Services Agreement” shall have the meaning set forth in Section (C).

“Shares” shall have the meaning set forth in Section (G).

“Share Consideration” means the shares of the Purchaser’s common stock, par value $0.0001 to be allotted and issued to the Seller by the 24-month anniversary, representing an aggregate value of the USD Currency Equivalent of EUR7,600,000 as set out in Section 6 below or such lower amount as may be applicable in accordance with Section 9.3.

“Signing Date” means the date of this Agreement.

“Tax” means any and all taxes, including (i) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, escheat or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax in any jurisdiction, (ii) in the case of the Company, any liability for the payment of any amount described in clause (i) as a result of being or having been before Closing a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts of the type described in clause (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

“Third Party Claim” shall have the meaning set forth in Section 15.4.3.

“Transaction” shall have the meaning set forth in Section (H).

“Turnkey Agreement” shall have the meaning set forth in Section (C).

“USD Currency Equivalent” means the USD currency equivalent of EUR€7,600,000 calculated using the 30-day average daily EURO to USD exchange rate as quoted by Bloomberg prior to the date of issuance of the Share Consideration.

“Warranties” means the warranties of the Seller set out in Section 11.

“White Label Agreement” shall have the meaning set forth in Section (C).

“Zlatan Agreement” shall have the meaning set forth in Section (B).

2.2	Interpretative Provisions.

(a)	The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)	The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Clauses, Sections, and Schedules are to Claueses, Sections and Schedules of this Agreement unless otherwise specified.

(c)	All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

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(d)	Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)	Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f)	The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(g)	The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(h)	A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

(i)	Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parole evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). The doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the Transaction.

(j)	Any statement in this Agreement to the effect that any information, document or other material has been “made available” to Purchaser or any of its Representatives means that such information, document or other material was shared with the Purchaser using the electronic data room hosted by or on behalf of the Seller via the Mircosoft Sharepoint Drive in connection with the Transaction (and made available on a continuous basis for review therein by Purchaser and its Representatives) no later than 12:01 a.m., Central European Time, on the date that is three Business Days prior to the date of this Agreement.

3	SALE AND PURCHASE

The Seller shall, on Closing, sell the Shares, together with all rights attached to them and free from any Encumbrance, to the Purchaser.

4	PURCHASE PRICE

4.1	The Purchase Price for the Shares shall be an amount corresponding to the aggregate of:

4.1.1	the Closing Payment;

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4.1.2	the Additional Payment; and

4.1.3	the Share Consideration.

4.2	The Closing Payment shall, on Closing, be paid by wire transfer in EUR by the Purchaser in immediately available funds to the Seller’s Account, to be received by the Seller not later than three business days from closing.

5	ADDITIONAL PAYMENT

5.1	The Additional Payment shall, subject to Section 5.2, be an amount corresponding to 12% of Net Gaming Revenue during the Relevant Period and payable by the Purchaserto the Seller on a monthly basis (in respect of Net Gaming Revenue generated during the relevant month during the Relevant Period).

5.2	Notwithstanding Section 5.1 and subject to Section 5.3 and 5.4, from the third-month anniversary of the Closing Date (“NGR Amendment Date”), the percentage of Net Gaming Revenue payable in accordance with the White Label Agreement shall be reduced to 10% of Net Gaming Revenue until such time as the Turnkey Agreement has begun to apply (in respect of the B2C services being offered in the relevant jurisdiction where the Company has acquired the relevant B2C online gambling license) in accordance with Section 9.2.4 below. On the date on which the Turnkey Agreement begins to apply (in respect of the B2C services being offered in the relevant jurisdiction where the Company has acquired the relevant B2C online gambling license), the percentage of Net Gaming Revenue payable (in respect of the relevant jursidiction to which the Turnkey Agreement has begun to apply) shall revert to 12% for the duration of the Relevant Period.

5.3	Each Party acknowledges that the Seller will require certain information and documentation from the Purchaser and/or the Company for the purposes of enabling it to comply with its obligations to transfer each Licence as set out in Section 9.2.1 and/or to assist the Company in applying to the relevant regulatory authorities for its own licence as set out in Section 9.2.3 (in each jurisdiction where a particular Licence cannot be transferred). The Purchaser agrees that it will use its best efforts to provide all information reasonably necessary for the Seller to fulfil its obligations in accordance with Section 9.2 in a timely manner and in any event within three Business days of a written request by the Seller to do so, with each such request to relate specifically to a particular jurisdiction and licence (“Information Supply Period”). In the event that the Purchaser fails to provide the requested information within the Information Supply Period, the NGR Amendment Date (in respect of the particular jurisdiction and licence for which the relevant request was made) shall be extended by a Business Day for each Business Day after the end of the Information Supply Period that the relevant information is supplied.

5.4	The Parties acknowledge that the Additional Payment has been agreed upon on the mutual understanding that the Purchaser shall use its reasonable endeavours to ensure the Business shall continue to be conducted in the ordinary course reasonably consistent with past practice. Without limiting the generality of the foregoing, for the duration of the Relevant Period, the Purchaser shall procure that the Company will not, save as required by Applicable Law, make any resolution or take any actions in relation to the below listed items, without the Seller’s prior consent (such consent not to be unreasonably withheld or delayed):

5.4.1	undertake any alterations of the Business reasonably likely to have a Material Adverse Affect;

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5.4.2	spend less than 75 per cent. of the following marketing budget: EUR 13,120,000 for the first 12 months following the Closing Date and EUR 13,120,000 for the following 12 monts up to the 24-month anniversary;

5.4.3	in any way limit the operations of the Business and the Domains on the Platform other than in accordance with the White Label Agreement and the Turnkey Agreement or as otherwise agreed between the Parties in writing; and

5.4.4	any wind-up or liquidation or disposal of the Business, the Assets or the Company.

6	SHARE CONSIDERATION

6.1	Subject to the Seller having complied in all material respects with its material obligations as set out in this Agreement (including the assignment and novation in favour of the Company of the Zlatan Agreement pursuant to the Zlatan Agreement Assignment in accordance with Section 9.3 below), including but not limited to the Transaction Documents, the Purchaser shall issue to the Seller the Share Consideration by no later than the 24-month anniversary provided that in the event the Purchaser is unable to issue the Share Consideration, an amount equivalent to the Share Consideration shall be payable by Purchaser to the Seller by transfer of funds from the Purchaser’s account to the Seller’s account.

6.2	The total number of common stock in the Purchaser to be issued as Share Consideration in accordance with Section 6.1 shall be determined by dividing the USD Currency Equivalent by a unit price per common stock of the Purchaser equal to the 30-day volume weighted average unit price per common stock of the Purchaser prior to the 24-month anniversary (or the date of issuance if earlier).

6.3	The Purchaser warrants and represents that the Share Consideration shall be issued to the Seller free of restrictive legends and trading restrictions.

7	PRE-CLOSING DELIVERABLES

7.1	As soon as practically possible following the Signing Date, and in any event no later than 15 Business Days following the Signing Date, the Seller shall carry out the Pre-Closing Restructuring and shall confirm, in writing, to the Purchaser once the Pre-Closing Restructuring has been completed (the “Seller’s Pre-Closing Restructuring Confirmation”), provided, however, that the White Label Agreement and the Turnkey Agreement shall be entered into on Closing as set out in Section 8 below.

7.2	Prior to Closing, the Parties shall jointly determine whether a notification needs to be made to the Malta Foreign Direct Investment Screening Office and/or the Office for Competition and if so, the Seller and Purchaser shall cooperate in good faith to make the necessary notification and obtain the necessary clearance/s.

7.3	As from the Signing Date until Closing, the Seller shall procure that the Business shall be carried on in the ordinary course of business, consistent with past practice with a view of maintaining it as a going concern, and without prejudicing or limiting the generality of the foregoing, the Seller shall procure that, without the explicit consent of the Purchaser:

7.3.1	there is no event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect

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7.3.2	the Company shall not amend its articles of association and shall not pass any resolution in shareholders’ meetings (other than any resolution constituting ordinary business conducted at an annual shareholders’ meeting or as required in connection with this Agreement);

7.3.3	there is no issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any capital share of the Company

7.3.4	the Seller (save to the Company), or the Company, shall not create or incur any Encumbrance on, any assets (including the Assets), securities, properties, interests or business of the Company;

7.3.5	the Company shall not incur of any capital expenditures or any obligations or liabilities in respect thereof;

7.3.6	the Company shall not incur any financial indebtedness or borrow any funds from banks or other external sources;

7.3.7	there shall be no cancellation or waiver or settlement of any claims or rights nor shall there be any settlement (or waiver, as applicable) of any material disputes, litigations, material claims or material rights pertaining to the Business;

7.3.8	the Company shall not make any loans, advances or capital contributions to, or investments in, any other Person or give any guarantee, indemnity or other agreement to secure an obligation of any other Persony, save as required by law; and

7.3.9	the Company shall not enter into, or agree or commit to enter into, any agreement or arrangement to do any of the foregoing or to otherwise operate its business in contravention of this Section 7.2.

7.4	As from the Signing Date until Closing, the Seller shall promptly notify the Purchaser:

7.4.1	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction;

7.4.2	any notice or other communication from any Governmental Authority (i) delivered in connection with the Transaction or (ii) indicating that a permit, permission, approval or licence is revoked or about to be revoked or that a permit, permission, approval or licence is required, which revocation or failure to obtain has had or would reasonably be expected to have a Material Adverse Effect;

7.4.3	any Claims commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or the Business, or that relate to the consummation of the Transaction;

7.4.4	any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement; and

7.4.5	any event, condition, fact or circumstance that would make the timely satisfaction of Closing impossible or unlikely.

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7.5	The obligations of Purchaser to consummate the Transaction are subject to the satisfaction, at or prior to the Closing, of the following further conditions:

7.5.1	Seller shall provide Purchaser and its advisors with reasonable access to all facilities, books, records and other business, financial, legal and other relevant information in relation to the Company, the Business and the Assets as reasonably requested by the Purchaser in order to enable Purchaser to have a PCAOB registered accounting firm conduct a financial audit (the “Audit”) of the Company and, to the extent necessary, the Seller, for the 2 years ending on the Balance Sheet Date, all prepared in accordance with US Generally Accepted Accounting Principles (“US GAAP”). Each Party acknowledges that the successful completion of the Audit to the satisfaction of the Purchaser is a condition precedent to the Closing. Purchaser shall be responsible for all the costs of the Audit and any costs associated with such Audit.

7.5.2	Each of the warranties and representations made by the Seller in this Agreement shall be fair and accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for representations that speak as of a particular date, which shall be fair and accurate in all respects as of such date), without giving effect to any Material Adverse Effect or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties.

7.5.3	All notices to, filings with and consents of Governmental Authorities required to be made or obtained under any Applicable Law in connection with the execution, delivery and performance of this Agreement and the consummation of the Transaction shall have been made or obtained and be in full force and effect.

7.5.4	Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

7.5.5	There shall not be pending by or before any Governmental Authority any Claim that (i) seeks to prevent the consummation of the Transaction on the terms, and conferring upon Purchaser all of their respective rights and benefits, contemplated herein, or (ii) will result in any Loss (in an amount material to Company) payable by, or any other remedy against, Purchaser if the Transaction is consummated.

8	CLOSING

8.1	Closing shall take place by the electronic exchange of documents via e-mail on the Closing Date.

8.2	At Closing, the Parties shall execute a separate share transfer agreement, as set out in Schedule 8.2, and any other customary necessary documents, resolutions or filings, as required in order to duly consummate the Transaction.

8.3	At Closing, the Seller shall:

8.3.1	deliver to the Purchaser a copy of the executed Asset Transfer Agreements and the corresponding Assignment and Novation Agreements;

8.3.2	deliver to the Purchaser a copy of the executed Services Agreement;

8.3.3	enter into, and procure that the Company enters into, the Turnkey Agreement and deliver to the Purchaser a copy of the executed Turnkey Agreement;

8.3.4	enter into, and procure that the Company enters into, the White Label Agreement and deliver to the Purchaser a copy of the executed White Label Agreement;

8.3.5	at its cost and expense, file the executed White Label Agreement and Turnkey Agreement (as necessary) with the Maltese Gaming Authority;

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8.3.6	deliver to the Purchaser a copy of a resolution by the (i) shareholders; and (ii) board of directors, of the Company approving the transfer of Shares to the Purchaser;

8.3.7	deliver to the Purchaser duly executed by the Seller, share transfer instruments providing for the transfer of the Shares from the Seller into the name of Purchaser;

8.3.8	deliver (i) the share certificates representing the Shares duly endorsed to the Purchaser; and (ii) a duly updated register of members of the Company evidencing the Purchaser as owner of the Shares;

8.3.9	deliver to the Purchaser a deed of waiver from the Seller waiving any claims or rights it may have against the Company;

8.3.10	deliver to the Purchaser resignation letters, in the agreed form, from Erik Skarp resigning from his office as director and secretary of the Company;

8.3.11	assist the Purchaser with appointing such individuals as director and company secretary of the Company as the Purchaser shall direct;

8.3.12	deliver to the Purchaser a certificate executed on behalf of the Seller by its Chief Executive Officer (the “Seller Closing Certificate”) containing representations and warranties of the Seller to the effect that the conditions set forth in Section 7.3 have been duly satisfied; and

8.3.13	at its cost and expense, (i) file for registration, with the Maltese Registry of Companies, the duly completed statutory forms required for the registration of transfer of the Shares, the statutory form indicating whether there has been a change in beneficial ownership or otherwise and the resignation of the current directors and company secretary and the appointment of the new directors and company secretary, together with the resolutions approving the same and all other notices, forms, documents and the like required for this purpose (including the minutes referred to in Section 8.4.2) and (ii) cause the Company to update its internal register of beneficial owners, to the extent applicable, to indicate the change in beneficial owner..

8.4	At Closing, the Purchaser shall:

8.4.1	pay the Closing Payment; and

8.4.2	cause shareholders’ and board meetings to be held in the Company or adopt written resolutions of the Company to accept the resignation of the directors and company secretary and appoint new directors and company secretary.

8.5	The Seller shall, at its cost and expense, assist in the preparation of the relevant meeting minutes and other necessary documents referred to in Section 8.4.2.

8.6	It is agreed that the events constituting Closing of this Agreement shall be regarded as one transaction so that, if one of the closing events set forth in Sections 8.2, 8.3 and 8.4 above does not occur, Closing shall only be deemed to have taken place if the Party, who is not responsible for such closing event taking place, confirms in writing that it accepts that Closing takes place (without any prejudice to its right to compensation for breach of the Agreement).

9	POST CLOSING

9.1	General

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9.1.1	Seller shall provide Purchaser and its advisors with reasonable access to all facilities, books, records and other business, financial, legal and other relevant information in relation to the Company, the Business and the Assets as reasonably requested by the Purchaser in order to enable Purchaser to have a PCAOB registered accounting firm conduct a financial stub audit (the “Stub Audit”) of the Company and, to the extent necessary, the Seller, for the 3 months immediately following the Balance Sheet Date, all prepared in accordance with US GAAP. Each Party acknowledges and agrees that the successful completion of the Stub Audit to the satisfaction of the Purchaser shall be completed within 71 days of the Closing Date. Purchaser shall be responsible for all the costs of the Stub Audit.

9.1.2	Each Party will use its best effort to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Transaction, including but not limited to executing and delivering such documents, certificates, agreements and other writings and to take such other actions as may be necessary in order to consummate the transaction contemplated by this Agreement.

9.1.3	The Purchaser shall, on the next annual general meeting of the Company, discharge any directors or officers of the Company serving in office immediately prior to Closing or that resigned or were removed on or before the Closing (in each case in their capacity as such) from their personal liability for the period up to and including the Closing Date.

9.1.4	The Seller and Purchaser shall use their best commercial efforts to obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by the Company or the Purchaser, or to avoid any Claim by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement (including for the avoidance of doubt the White Label Agreement and the Turnkey Agreement) and the consummation of the Transaction. The parties shall furnish to each other all information required for any application or other filing under the rules and regulations of any Applicable Law in connection with the Transaction. To the extent any Governmental Authority would have any objections in connection with the authorization, execution and delivery of this Agreement (including for the avoidance of doubt the White Label Agreement and the Turnkey Agreement) and the consummation of the Transaction, the Seller and the Purchaser shall use their best commercial efforts and negotiate in good faith in order to make the necessary adjustments, as required by the relevant Governmental Authority. For the sake of clarity and notwithstanding the above, the Company shall be rightfully due and credited with all revenue (minus the applicable percentage of Net Gaming Revenue and any other costs and expenses payable to the Seller under each White Label Agreement and Turnkey Agreement as applicable) generated from the Business from (and including) the Closing Date.

9.2	Transfer of Licenses

9.2.1	Subject to Section 9.2.2 and 9.2.3 the Seller undertakes, at its cost and expense, as soon as reasonably possible after Closing, to file for approval, with the relevant Governmental Authority, the transfer of the Licenses from the Seller to the Company. The Parties shall promptly provide each other with any assistance, information and documentation reasonably required for such filings. Furthermore, the Parties agree that all requests and enquiries from any Governmental Authority received by the Seller shall be dealt with by the Parties in consultation with each other and each Party shall promptly co-operate with, and provide all necessary information and assistance reasonably required by any Governmental Authority upon being requested to do so by the other Party.

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9.2.2	The Parties acknowledge that the Seller’s current B2B gambling operations are dependent on the Licenses. Consequently, prior to the transfer of the Licenses to the Company (if such transfer is possible), the Seller shall obtain new B2C online gambling licenses in Malta, Sweden, Spain and Ireland for the Seller’s use following the transfer of the Licenses to the Company, and the Seller hereby undertakes to, as soon as practically possible after Closing, apply for new gambling licenses in such jurisdictions.

9.2.3	The Parties acknowledge that it may not be possible to obtain approval from the relevant Governmental Authority in respect of transferring a License from the Seller to the Company. If any Government Authority in respect of a Licence confirms in writing that either (i) it shall not give the requisite approval or (ii) that it is not otherwise possible to transfer a Licence, the Parties shall promptly provide each other with any assistance, information and documentation reasonably required to enable the Company to, at the Company’s expense, obtain its own licence in place of the relevant Licence that is unable to be transferred.

9.2.4	The Parties acknowledge that: (a) the White Label Agreement shall govern the Company’s relationship with TGS in respect of the B2C services being offered (in relation to the Brands) in each jurisdiction in respect of which the Company has not yet acquired the relevant B2C online gambling license in accordance with Section 9.2.1 or Section 9.2.3; (b) the Turnkey Agreement will begin to apply (and shall govern the Company’s relationship with TGS to the exclusion of the White Label Agreement) in respect of the B2C services being offered (in relation to the Brands) in each jurisdiction in respect of which the Company has acquired the relevant B2C online gambling license in accordance with Section 9.2.1 or Section 9.2.3; (c) the White Label Agreement shall automatically terminate (with the Turnkey Agreement to remain in force) once the Company has acquired B2C online gambling licenses in Sweden, Spain, Malta and Ireland in accordance with Section 9.2.1 or Section 9.2.3; and (d) on or from the 24-month anniversary, the Company shall be free to terminate the White Label Agreement and/or Turnkey Agreement (as applicable) and migrate the Domains and the Customer Databases to another platform of its choice.

9.3	Transfer of Zlatan Agreement

9.3.1	The Parties agree that the Seller shall procure that, prior to or within 6 months from Closing, the Zlatan Agreement (which is currently the subject of negotiation between TGS and Unknown) will be assigned and novated in favour of the Company pursuant to the Zlatan Agreement Assignment, and subject to Section 9.3.3, the Purchaser shall procure that the Company signs the Zlatan Agreement Assignment when presented to it for signing by TGS.

9.3.2	Notwtihstanding Section 9.3.1, the Parties further agree that if the Zlatan Agreement is not assigned and novated in favour of the Company as aforementioned within 6 months from Closing, such assignment and novation may still take place up to the 24-month anniversary and subject to Section 9.3.3, the Purchaser shall still procure that the Company signs the Zlatan Agreement Assignment when presented to it for signing by TGS as set out in the preceding paragraph, provided that the aggregate value of the Share Consideration due to the Seller in terms of Section 6 above shall be reduced by €422,222 for each full month that passes following the lapse of the 6 months from Closing. Accordingly, if the Zlatan Agreement has not been assigned and novated in favour of the Company by the 24-month anniversary, no Share Consideration shall be payable and the Purchaser shall have no further obligations to make any payments under Section 6.

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9.3.3	The Company shall be under no obligation to sign (and the Purchaser shall be under no obligation to procure that the Company signs) the Zlatan Agreement Assignment in accordance with either Section 9.3.1 or 9.3.2 above if, as a result of the negotiations between TGS and Unknown as referenced in Section 9.3.1 above, the Zlatan Agreement is not in substantially the same form as in effect at 27 March 2020 at the time the Zlatan Agreement Assignment is deemed to take effect. For the purposes of this Section 9.3.3, the Zlatan Agreement shall not be deemed to be in substantially the same form if either (i) the fees payable under Section 6 of the Zlatan Agreement (as amended on 27 March 2020) have increased; or (ii) the amount and nature of the sponsorship benefits under Section 3 of the Zlatan Agreement (as amended on 27 March 2020) have been amended.

10	DUE DILIGENCE

Prior to entering into this Agreement, the Purchaser and its representatives and advisors have conducted a due diligence investigation of the Company and the Seller’s Group (the “Due Diligence”), as part of which the Purchaser and its representatives and advisors have carried out the Audit and have had access to and have had the opportunity to review the Data Room Information.

11	WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser that the statements set forth in this Section 11 are true, accurate and not misleading as of the Signing Date and that they will be true and accurate and not misleading at Closing, unless otherwise stated in the Disclosure Schedule.

11.1	Corporate capacity

11.1.1	The Seller and the Company are duly incorporated and validly existing under the laws of Malta and has the requisite power and authority to enter into the Agreement and consummate the Transaction.

11.1.2	The entry into the Agreement and the performance by the Seller of its obligations under it have been duly authorised by all necessary actions on the part of the Seller and the Agreement will, when executed, constitute valid and binding obligations of the Seller in accordance with its terms.

11.1.3	The execution, delivery and performance by the Seller and the Company of this Agreement and the consummation by the Seller and the Company of the Transaction require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of U.S. state or federal securities laws, (ii) filings with the Malta Business Registry (“MBR”) and/or the Malta Inland Revenue and/or the Foreign Direct Investment Screening Office and/or the Office for Competition (iii) filings with any Government Authorities in relation to the transfer of the Licences (or any applications for new licences) and (iv) any actions or filings the absence of which would not be, individually or in the aggregate, material to Seller or the Company or impair the ability of Seller or the Company to consummate the Transaction.

11.1.4	The execution, delivery and performance by the Seller of this Agreement and the consummation of the Transaction, does not and will not: (i) result in a violation or breach of any provision of the organizational documents of the Seller or the Company; (ii) result in a violation or breach of any provision of any Applicable Law; (iii) except as set forth in the Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Contract to which the Company is a party; or (iv) result in the creation or imposition of any Encumbrance on the Assets.

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11.2	Accounts, etc.

11.2.1	The Accounts have (i) been prepared by the Company in good faith from the books and records of the Company, (ii) comply as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with International Financial Reporting Standards , and (iv) give a true and fair view of the financial position of the Company at the date therein indicated.

11.2.2	The Company has no liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and provided for in the Accounts or in the notes thereto; (ii) liabilities that have been incurred by the Company since the Balance Sheet Date in the ordinary course of business and consistent with past practice; or (iii) liabilities or obligations arising under this Agreement or that would not reasonably be expected to be material to the Company.

11.2.3	Between the Balance Sheet Date and the date of this Agreement, the Business has been conducted in the ordinary course consistent with past practices and there has not been: (i) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) any material damage, destruction, abandonment, or other casualty loss (whether or not covered by insurance) affecting the Business or Assets; (iii) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any capital share of the Company; (iv) any incurrence of any capital expenditures or any obligations or liabilities in respect thereof by the Company other than incurred in the ordinary course of business consistent with past practice; (v) any sale, lease, license, or other transfer, or creation or incurrence of any Encumbrance on, the Assets and any other assets, securities, properties, interests or businesses of the Company, other than in the ordinary course of business consistent with past practice; (vi) the making by the Company of any loans, advances or capital contributions to, or investments in, any other Person; (vii) the entering into of any Contract that limits or otherwise restricts in any material respect the Company or that would reasonably be expected to, after the Closing, limit or restrict in any material respect the Company, Purchaser or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person; (viii) the entering into, amendment or modification in any material respect or termination of any Contract or waiver, release or assignment of any material rights, claims or benefits of the Company; (ix) the hiring or termination of any employee, officer, director or consultant of the Company, (x) the grant of any equity or equity-linked awards or other bonus, commission or other incentive compensation to any director, officer, advisor, consultant or employee of the Company; (xi) any settlement, or offer or proposal to settle, (a) any material Proceeding or claim involving or against the Company, (b) any shareholder litigation or dispute against the Company or any of its officers or directors or (c) any Proceeding that relates to the transactions contemplated hereby; (xii) any Tax election made or changed; any claim, notice, audit report or assessment in respect of Taxes settled or compromised (or agreement with respect thereto); any material Tax Return filed; any Tax allocation agreement, Tax sharing agreement, advance pricing agreement, cost sharing agreement, pre-filing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into; any Tax petition, Tax complaint or administrative Tax appeal filed; any Tax audit or inquiry filed; any right to claim a Tax refund surrendered or foregone; or any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment consented to; or (xiii) any agreement or commitment to take any of the actions referred to in clauses (i) through (xii).

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11.2.4	The Company has no Indebtedness.

11.3	Assets

11.3.1	Subject to the provisions of the Asset Transfer Agreements, the Assets are legally and beneficially owned by the Company, with full title, free and clear of any Encumbrances.

11.3.2	The Assets are sufficient for the continued conduct of the Business as a going concern after the Closing in substantially the same manner as currently conducted (subject to the Purchaser providing substantially the same level of financial investment in the Business as currently committed) and (b) constitute all of the rights, property and assets necessary to conduct the Business as a going concern after the Closing in substantially the same manner as currently conducted (subject to the Purchaser providing substantially the same level of financial investment in the Business as currently committed).

11.3.3	The Assets do not, to the Sellers’ Knowledge, infringe any rights or interests of third parties in Intellectual Property. No notices or claims of infringement of any such rights or interests have been made by any third party as of the Signing Date.

11.3.4	As of the Signing Date, the Seller’s Group has not made, or intend to make, any claim, whether for infringement, damages or otherwise, to any person regarding the use of Intellectual Property, nor does it, as of the Signing Date and to the Sellers’ Knowledge, exist any valid basis for any such claim.

11.4	Compliance with Law and Regulatory

11.4.1	Each of the Company and the Seller is, and has at all times been, in material compliance with, and to the Knowledge of Seller is not, and at no time has been, under investigation with respect to or threatened to be charged with or given notice of any violation of, any Applicable Law.

11.4.2	There are no pending and, to the Knowledge of Seller, there have not been any threatened claims or investigations or potential violations, or other actions, conditions or circumstances giving rise to any future claims or investigations of potential violations, of Applicable Law on the Company or related in any way to the Assets or the Business other than as disclosed to the Purchaser during the Due Diligence process.

11.4.3	The Seller is, and at all times has been, in compliance in all material respects with all Applicable Law applicable to the Licences and the conduct of the Business thereunder. Neither the Seller nor the Company has received any written notice or other written communication regarding any actual or possible violation of or failure to comply with any term or requirement of any of the Licences or any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any of the Licences.

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11.5	Legal Proceedings

11.5.1	There are no Claims pending or, to Seller’s Knowledge, threatened against the Company, the Seller or the Seller’s Group in relation to the Company, the Business or the Assets.

11.5.2	There are no outstanding orders from any Governmental Authority and no unsatisfied judgments, penalties or awards against or affecting the Company, the Business or the Assets.

11.6	Agreements

11.6.1	The Company will, at Closing, not be party to or bound by any Contract other than the Material Agreements.

11.6.2	The Zlatan Agreement is valid and binding according to its terms, and the terms of the Zlatan Agreement have been complied with in all material respects by the Seller’s Group and by the other party to such agreement.

11.7	Real Property and Premises

The Company does not own or lease, nor has it owned or leased, any real property.

11.8	Business of the Company

The Company was registered by the Seller on 25 November 2020 and has not conducted, and will not conduct, any business prior to Closing.

11.9	Intellectual Property

11.9.1	Schedule 1.ASS sets forth a complete and accurate list as of the date of this Agreement of all Business IP, including, but not limited to (i) each item of registered Intellectual Property in which the Seller’s Group has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise), (ii) the jurisdiction in which such item of registered Intellectual Property has been registered or filed and the applicable application, registration, or serial or other similar identification number, and (iii) any other Person that has an ownership interest in such item of registered Intellectual Property and the nature of such ownership interest, and (iv) all unregistered trademarks used in connection with the Company or the Business.

11.9.2	To the Knowledge of Seller, all Business IP is valid, subsisting, and enforceable. The Company exclusively owns all right, title, and interest to and in the Business IP free and clear of any Encumbrance. The Business IP consists of all Intellectual Property used in, held for use in, or otherwise necessary for the conduct of the Business as currently conducted.

11.9.3	To the Knowledge of Seller, no Person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Business IP.

11.9.4	Neither the Seller nor the Company has received written notice that it has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person.

11.10	The Data Room Information

The Data Room Information has been compiled with due care and in good faith, and is, to the Seller’s Knowledge, in all material aspects, complete, accurate and gives a true view of the state of affairs of the Company and the Assets.

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11.11	Title to Shares

11.11.1	The Seller is the sole and beneficial owner of the Shares, which the Seller lawfully owns and has good and transferable title to.

11.11.2	All Shares are fully paid up, legally and validly issued and free and clear from any Encumbrances and there is no agreement to create any Encumbrance or security over the Shares. Upon registration in the register of members of the Shares in the Purchaser’s name,, the Purchaser will acquire full legal and beneficial title to the Shares.

11.11.3	There are no outstanding subscriptions, options or similar rights relating to the Shares and no securities giving a right to conversion into, or any agreement or arrangement that accords to any person or entity the right to acquire shares in the Company.

11.12	No Broker’s Fee, etc.

All negotiations relating to this Agreement have been carried on without the intervention of any person acting on behalf of the Company or the Seller in such manner as to give rise to any valid claim against the Company or the Purchaser for any broker’s fee, finder’s fee, agent’s commission or similar compensation in connection with the transactions contemplated by the Agreement.

11.13	Tax

11.13.1	The Seller and the Company have duly and timely filed with the appropriate tax authorities all tax returns and reports required to be filed in relation to the Business, and such returns and reports have in all respects been prepared in accordance with applicable law and accurately contain all information required to be contained therein and all such information is complete and correct.

11.13.2	All taxes assessed against and due by the Seller and the Company in respect of the Business up until the Closing Date have been or shall be fully paid by the Seller. The Company has no liability for the Taxes of any other Person up until the Closing Date.

11.13.3	There are no pending or, to the Knowledge of Seller, threatened, audits, inquiries, assessments or other actions for or relating to any liability in respect of Taxes of the Company or the Business. To the Knowledge of Seller, there are no matters under discussion with any Tax authority with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company or the Business.

11.13.4	There are no Encumbrances for Taxes upon any property or asset of the Company.

11.14	Employees

11.14.1	The Company has no employees, workers or consultants under any contract of employment or engagement and and no offer of employment or engagement has been made by the Company that has not yet been accepted, or that has been accepted but where the employment or engagement has not yet started.

11.14.2	No director, officer, employee, Affiliate or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of the Company (each of the foregoing, a “Related Person”), other than in its capacity as a director or officer of the Company (a) is involved, directly or indirectly, in any business arrangement or other relationship with the Company (whether written or oral), or (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any property or right, tangible or intangible, that is used by the Company.

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11.15	Insolvency

The Company is not insolvent, nor involved in or subject to any insolvency proceedings.

12	WARRANTIES OF THE PURCHASER

12.1	The Purchaser represents and warrants to the Seller that the statements set forth in this Section 12 are true, accurate and not misleading as of the Signing Date and that they will be true and accurate and not misleading at Closing, unless otherwise stated.

12.2	The Purchaser is duly incorporated and validly existing under the laws of Nevada, USA, and the Purchaser has the requisite power and authority to enter into the Agreement and consummate the Transaction.

12.3	The entry into the Agreement and the performance by the Purchaser of its obligations under it have been duly authorised by all necessary actions on the part of the Purchaser and the Agreement will, when executed, constitute valid and binding obligations of the Purchaser in accordance with its terms.

12.4	The Purchaser shall have secured sufficient and unconditional financing or shall have available internal funds to enable it to complete, fully and in a timely manner, the Transaction and to make any payments that the Purchaser is or may become required to make pursuant to this Agreement.

12.5	As of the date of this Agreement, the Purchaser is not aware of any fact, matter, circumstance or event which would entitle the Purchaser to make a Claim against the Seller under this Agreement.

13	NON-COMPETE

13.1	Neither the Seller nor their Affiliates shall, without the prior written consent of the Purchaser:

13.1.1	at any time up until the 24-month anniversary, own and operate any B2C business (relating to brands owned by the Seller’s Group) that competes against the Business, provided that nothing in this Section 13.1 shall preclude the Seller or its Affiliates from providing B2C services as support services to the B2B business of the Seller’s Group in relation to its third party clients and their brands;

13.1.2	at any time within the 12 months following the end of the 24-month anniversary:

(i)	canvass, solicit or otherwise seek to engage any customer or prospective customer of the Business with a view to providing goods or services to them in competition with the Business; or

(ii)	induce or attempt to induce a customer or prospective customer of the Business to cease or refrain from conducting business with, or to reduce the amount of business conducted with, or to vary adversely the terms upon which it conducts business with the Business, or do any other thing which is reasonably likely to have such an effect;

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13.1.3	at any time within the 12 months following the end of the 24-month anniversary solicit, entice or attempt to entice away, any person who is at the 24-month anniversary, or has been at any time during the period of 12 months immediately preceding the 24-month anniversary, a supplier of goods or services to the Business, if such dealings, solicitation or enticement causes or is reasonably likely to cause such a supplier to cease supplying, or to reduce its supply of goods or services to the Business, or to vary adversely the terms upon which it conducts business with the Business; or

13.1.4	at any time after the 24-month-anniversary, use in the course of any business:

(i)	any trade or service mark, business or domain name, design or logo which, at the Closing Date, is being or has been used by the Business in connection with the Business; or

(ii)	anything which, in the reasonable opinion of the Purchaser, is capable of confusion with any of the words, marks, names, designs or logos used by the Business.

14	INDEMNIFICATION

Subject to the qualifications and limitations set forth in this Agreement, in the event of a breach of any Warranties, covenants or other provisions of this Agreement by the Seller, the Seller shall indemnify and hold the Indemnities, without duplication, harmless from any Loss. When determining a Loss, no multiple of profits, multiple of cash flow or other similar multiplier or valuation methodology shall apply. Any payment actually made by the Seller shall for tax purposes be deemed a reduction of the Purchase Price.

15	LIMITATION OF LIABILITY

15.1	Time Limitation for Claims

15.1.1	The Seller shall not be liable under this Agreement in respect of any Claim in relation to a breach of any provision under this Agreement unless a written notice has been given by the Purchaser to the Seller:

(i)	in the event of any Claim under the Warranties in Sections 11.1 (Corporate Existence), 11.11 (Title to Shares) and 11.13 (Tax) without limitation in time; or

(ii)	in the event of any other Claim under the Warranties or other provisions under the Agreement, no later than twelve (12) months following the Closing Date.

15.1.2	A notice in respect of a Claim shall be made by the Purchaser to the Seller within thirty (30) Business Days from the date when the Purchaser became aware, or should reasonably have become aware, of facts or circumstances giving rise to a Claim.

15.2	Thresholds

The Seller shall not be liable under this Agreement in respect of any Claim for breach of any provision under this Agreement unless or until the aggregate amount of Losses exceeds EUR 160,000, in which case the full amount shall be payable. For the purposes hereof, no individual Loss which is less than
EUR 16,000 shall be taken into account, nor shall the Seller have any liability for any such Losses.

15.3	Maximum Liability

The aggregate liability of the Seller in respect of all breaches of this Agreement shall be limited to 20 per cent. of the Purchase Price, provided, however that the aggregate liability in respect of a breach of Warranty pursuant to Sections 11.1 (Seller’s capacity), 11.3 (Assets), 11.4 (Compliance with Law and Regulatory), 11.11 (Title to Shares) and 11.13 (Tax) shall be limited to the Purchase Price.

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15.4	General Limitations

15.4.1	If a Loss is tax-deductible or related to an untaxed reserve in the Company, the Loss shall be reduced by an amount equivalent to actual tax savings available with certainty to the Company or the Purchaser.

15.4.2	The Seller shall not be liable for any Loss to the extent:

(i)	the Loss occurs as a result of any Applicable Law not in force on the Closing Date, or that takes effect retroactively, or occurs as a result of any increase in the tax rate in force on the Closing Date, or any change in the practices of the relevant Governmental Authority or courts after Closing Date; or

(ii)	the Claim is based on facts, events or circumstances that have been disclosed in the Disclosure Schedule and each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by the Seller in this Agreement that is deemed to be accepted and acknowledged by the Purchaser of its awareness to the information; provided that the Parties hereto agree that any reference in a particular Section of the Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to an individual who has read that reference and such representations and warranties.

15.4.3	If the Purchaser becomes aware of any Claim against the Company or the Purchaser by any third party (a “Third Party Claim”) which may lead to a Claim, then the Purchaser shall procure that written notice thereof is given to the Seller as soon as practically possible but in no event later than thirty (30) Business Days after it is evident to the Purchaser that the Third Party Claim may result in a Claim, and the Purchaser shall:

(i)	give such information and access to personnel, premises, documents and records to the Seller as the Seller may reasonably request in order to assess the situation;

(ii)	not make any admission of liability, agreement or compromise with any individual or entity, body or authority in relation to any such Third Party Claim without prior consultation with the Seller unless it is reasonably required to preserve or protect a right, claim or asset; and

(iii)	subject to its duty to mitigate its loss, take such action as the Purchaser sees fit with regard to such Third Party Claim.

15.4.4	In the event of a breach of Warranty or any other breach under this Agreement, the Purchaser shall, and shall use and procure that the Company shall, use its best efforts to mitigate the Loss.

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15.4.5	In calculating the liability of the Seller in respect of any Loss, such Loss shall be reduced by an amount equal to any amount of the Loss that has been recovered by the Purchaser or the Company from any third party. If and to the extent the Purchaser has been compensated for a Loss by the Seller, the Purchaser shall assign, or procure that the Company assigns, at the request of the Seller and to the extent permissible under Applicable Law, its rights against any person in respect of such Loss to the Seller or such other person that the Seller designate.

15.4.6	The Seller shall have no liability in respect of this Section 14 for any other representation or warranty, express or implied not otherwise set out in this Agreement, or in respect of any other agreement, contract, statute, or pursuant to legal theory or on any other ground.

15.5	Fraud, etc.

Notwtihstadning the foregoing, none of the limitations set forth in this Section 15 shall apply in the event of fraud or willful or intentional misrepresentation by the Sellers or any of its Representatives.

16	CONFIDENTIALLY AND ANNOUNCEMENTS

16.1	Announcements

The Parties agree that the Announcements shall be issued upon signing of this Agreement. Any other press releases, public announcements or public relations activities by the Parties with regard to this Agreement and the Transaction shall be approved by both Parties in advance of such release or announcement.

16.2	Non-Disclosure

16.2.1	Subject to Section 16.2.2, the Parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement.

16.2.2	Section 16.2.1 shall not prohibit disclosure or use by the Parties of any information if and to the extent:

(i)	the disclosure or use is required by law, stock exchange regulations or similar market place or any other regulatory body;

(ii)	the disclosure is made to professional advisers of any Party or employees on a need to know basis on terms that such professional advisers or employees undertake to comply with the provisions of this Section 16.2 in respect of such information as if they were a party to this Agreement;

(iii)	the information is or becomes publicly available (other than by breach of this Agreement); or

(iv)	the other Party has given prior written approval to the disclosure or use.

17	COSTS AND EXPENSES

The Parties shall pay their own costs and expenses in connection with the preparation for and completion of the transactions contemplated by this Agreement, including but not limited to all fees and expenses of their representatives, agents, brokers, legal and financial advisers and authorities.

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18	ENTIRE AGREEMENT AND AMENDMENTS

18.1	This Agreement represents the entire understanding of the Parties and constitutes the whole agreement between the Parties in relation to its subject matter and supersedes all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, agent, employee or representative of either of the Parties or the Company.

18.2	The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

18.3	This Agreement may only be amended by an instrument in writing duly executed by the Parties. No change, termination, modification or waiver of any provision, term or condition of this Agreement shall be binding on the Parties, unless it is made in writing.

19	NOTICES

19.1	All notices, requests, demands, approvals, waivers and other communications required or permitted under this Agreement must be in writing in the English language.

19.2	All such notices and communications shall be addressed and sent by mail or email as set out below or to such other addresses as may be given by written notice in accordance with this Section 19.2.

If to the Sellers:	If to the Purchaser:

Gameday Group Plc	Esports Entertainment Group, Inc Limited
Attention: Edward Licari	Attention: Grant Johnson
Level 1 Burlington Business Centre	112 North Curry Street,
Dragornara Road	Carson City, Nevada
Malta	89703-4934, USA

Email: edward.licari@bethardgroup.com	Email: grant@esportsentertainmentgroup.com

with a copy to (not serving as notice):	with a copy to (not serving as notice):

Ganado Advocates	Lucosky Brookman LLP

Attention: Nicholas Curmi	Attention:

171 Old Bakery Street	101 Wood Avenue South
XXXXXXXXXXXX	Valletta, VLT 1455
Malta	USA

E-mail: ncurmi@ganado.com	Email: lmetelista@lucbro.com

19.3	A notice or other communication shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier; and (ii) at the time of transmission in legible form, if delivered by email.

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20	ASSIGNMENTS

This Agreement shall be binding upon and inure to the benefit of the successors of the Parties but shall not be assignable by any of the Parties without the prior written consent of the other Party.

21	SPECIFIC PERFORMANCE

The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security.

22	WAIVERS

No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

23	SEVERABILITY

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transaction be consummated as originally contemplated to the fullest extent possible.

24	GOVERNING LAW AND DISPUTES

24.1	The governing law of this Agreement shall be the laws of Malta.

24.2	Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the Malta Arbitration Centre, in accordance with its rules relating to domestic arbitration.

24.3	The language to be used in the arbitral proceedings shall be English.

24.4	The parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of all parties hereto. This notwithstanding, a party shall not be prevented from disclosing such information in order to safeguard in the best possible way his rights in connection with the dispute, or if the party is obligated to disclose pursuant to statute, regulation, a decision by an authority, a stock exchange contract or similar.

[Signature page to follow]

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This Agreement has been signed digitally and each Party has taken a copy hereof.

GAMEDAY GROUP PLC	ESPORTS ENTERTAINMENT GROUP, INC

/s/ ERIK SKARP	/s/ GRANT JOHNSON

ERIK SKARP	GRANT JOHNSON

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DISCLOSURE SCHEDULE

29

Schedule 1.ACC
Accounts of the Company

30

Schedule 1.ANN
Announcements

31

Schedule 1.ASS
Assets

32

Schedule 1.ATA
Form of Asset Transfer Agreements

33

Schedule 1.DRI
Data Room Information

34

Schedule 1.SA
Form of Services Agreement

35

Schedule 1.TLA
Form of Turnkey Agreement

36

Schedule 1.WLA
Form of White Label Agreement

37

Schedule 8.2
Form of Share Transfer Agreement

38